UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 13, 2005

Bowne & Co., Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-05842	13-2618477
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

345 Hudson Street, New York, New York		10014
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-924-5500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 11, 2005 Bowne & Co., Inc. (the "Company") entered into a five-year senior, unsecured revolving credit facility (the "Facility") with JP Morgan Chase Bank, N.A., as administrative agent, Fleet National Bank, a Bank of America company, as syndication agent, Citibank, N.A., as documentation agent, and other lenders in an aggregate principal amount of $150 million that expires in May 2010. The Facility replaces a $115 million 3-year, senior, unsecured revolving credit facility that was scheduled to expire in July 2005. Interest on borrowings under the Facility is payable at rates that are based on the London InterBank Offered Rate ("LIBOR") plus a premium that can range from 67.5 basis points to 137.5 basis points depending on the Company’s ratio of Consolidated Total Indebtedness to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ("Leverage Ratio"), as those terms are defined in the agreement. The Company also pays quarterly facility fees, regardless of borrowing activity under the Facility. The quarterly facility fees can range from 20 basis points to 37.5 basis points of the Facility amount, depending on the Company’s Leverage Ratio.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bowne & Co., Inc.

May 13, 2005	By:	Scott L. Spitzer

Name: Scott L. Spitzer
Title: Senior Vice President, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Five-Year Credit Agreement dated as of May 11, 2005, among Bowne & Co., Inc., the Lenders Party Hereto, JP Morgan Chase Bank, N.A., as administrative Agent, Fleet National Bank, a Bank of America company, as syndication agent, Citibank, N.A., as documentation agent.